Exhibit 99.1

August 13, 2004

REVISED

Ms. Rebecca A. Fine
128 Mahogany Drive
Lexington, KY 40475

Dear Becky:

Panera, LLC is pleased to offer you the position of Senior Vice President, Human Resources, reporting to Ron Shaich, CEO. We would like this position to be effective on or around August 30, 2004. You will also be subject to the terms of the enclosed non-compete agreement.

Your salary for this position will be payable at the bi-weekly rate of $8,653.85. Consideration for your next scheduled increase based on your performance and company profitability will be no later than March 15, 2005. Any applicable adjustments will be contingent on business conditions and/or your performance. In addition, your compensation will include the following:

•	You will be included in our 2005 Incentive Program. This program rewards you for the completion and quality of individually agreed upon objectives as well as the achievement of your business unit’s financial goals and overall company profitability. Your incentive target is 20% of your base rate (we refer to it as a “double”) with an upside potential of 40% (“homerun”). The incentive can be paid out in full or a portion thereof, including 0% (“strike-out”) according to financial performance and your individual performance. The plan design can be changed without notice. For 2005 only, you will be guaranteed a minimum incentive payout of 20% of your base salary. Also, for the year 2005, should your employment end for whatever reason before the year is completed, your guaranteed incentive will be paid out based on number of months that you were employed during that calendar year.

•	Consideration for 40,000 stock options, which vest to you over five (5) years. The price per share would be the fair market value on the day you began work but would be approved by the Compensation Committee of the Board of Directors at the next scheduled meeting.

We will also provide you with a lump sum payment of $80,000 (less applicable taxes) to assist you in your relocation. In addition, we will pay for the movement of your household goods. By accepting this offer, you agree that you will reimburse Panera, LLC, a prorated portion of your relocation expenses if you voluntarily resign your employment with Panera, LLC within one year of your start date.

Rebecca A. Fine
August 13, 2004

As a full-time Panera, LLC employee, you will be eligible to participate in all Panera, LLC benefit plans. The waiting periods and premiums related to these benefits and specific information about plan content will be explained during the orientation process. Our benefit package is subject to on-going review and modifications from time to time.

If you have any specific questions about our benefits, please contact Courtney Higgins, our Benefits Coordinator, at (314) 633-7318. This offer is also contingent on successful background checks and your ability to provide employment eligibility documentation as required by law.

Nothing in this letter is intended or should be construed to create a contract for a definite term (including the expression of your salary on an annualized basis), nor does this letter nor any other communication alter your status as an “employee at will” should you accept this offer. This means that both you and the Company are free to terminate the employment relationship at any time.

Please indicate your acceptance of this revised offer by signing both original letters retaining one for your files and returning one original in the enclosed pre-addressed envelope by Friday, August 20, 2004.

We believe that your background and experience will provide a solid foundation for success with Panera, LLC. If you have any questions about the enclosed information, please let me know. Once again Becky, we welcome you to Panera, LLC and we look forward to your participation, energy, and contributions.

Sincerely,

/s/ Ron Shaich	/s/ Mariel Clark

Ron Shaich Chief Executive Officer	Mariel Clark Acting Vice President of Human Resources

I have read and accepted the provisions as outlined above.

8/14/04	/s/ Rebecca A. Fine

Date	Rebecca A. Fine